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                                                                    EXHIBIT 99.5

            BLACKSTONE INVESTS $200 MILLION IN SIRIUS SATELLITE RADIO

NEW YORK, N.Y.--DECEMBER 27, 1999--Sirius Satellite Radio (Nasdaq: CDRD), the satellite radio broadcaster, today announced that Blackstone Capital Partners III will purchase $200 million of newly issued preferred stock in the company. The junior convertible preferred stock has a 9.2% annual dividend and is convertible into common stock at a price of $34 per common share. The transaction, which is subject to customary closing conditions, is expected to close by mid-January 2000. The proceeds will be used for the continued buildout of Sirius Radio's broadcasting system and for general corporate purposes. To date, Sirius has raised $1.2 billion in capital.

"Sirius Radio will provide a superior product offering to American consumers. David Margolese is building a great company and we are delighted to support him and his team" said Mark T. Gallogly, senior managing director of The Blackstone Group.

"Blackstone has a preeminent reputation and a successful record in telecommunications investments. We are delighted to have them as an investor in Sirius, partnering with us to bring the first digital satellite radio service to motorists throughout the United States" said Sirius chairman and chief executive David Margolese.

Sirius recently announced a number of significant developments as it moves towards commencement of service. The company has completed construction of its National Broadcast Studio in New York City, one of the largest and most sophisticated of its type in the world. Sirius has announced agreements with critically acclaimed artists and on-air personalities, including Sting, Grandmaster Flash, and MC Lyte, who will have regularly scheduled programs on Sirius Radio.

Sirius Satellite Radio (http://www.siriusradio.com) is building a digital satellite radio system that will broadcast an unprecedented breadth of unique, compelling music and entertainment programming to motorists throughout the continental United States. The company plans to offer 50 channels of commercial-free music, all created at the company's National Broadcast Studio, and up to 50 channels of news, sports and entertainment programming for a monthly subscription fee of $9.95. Sirius has an exclusive agreement with Ford Motor Company to install Sirius receivers in Ford vehicles. Sirius also has agreements with a group of leading mobile electronics manufacturers including Clarion, Panasonic, Alpine, Delphi Delco Electronics and Recoton to develop Sirius receivers for automotive manufacturers and the automotive aftermarket. Sirius has announced content agreements with some of the world's foremost creators of compelling audio information and entertainment programming, including National Public Radio, USA Networks/SCI FI Channel, Bloomberg and the BBC. The company also has the exclusive right to carry the nationally acclaimed "Car Talk" on satellite radio. Sirius operations are scheduled to commence at the end of the fourth quarter of 2000. Sirius changed its name from CD Radio in November. The company currently trades on Nasdaq under the ticker symbol CDRD, but expects to change its symbol to SIRI in January 2000.

The Blackstone Group is a private investment bank based in New York City. It was founded in 1985 by its chairman Peter G. Peterson, and its president and CEO, Stephen A. Schwarzman. Blackstone is a leader in private equity investing, and is currently in the process of investing its Blackstone Capital Partners III fund, which represents approximately $4 billion of equity capital. The Blackstone Group is also engaged in five other business areas including Mergers and Acquisitions Advisory, Restructuring and Reorganization Advisory, Private Equity Real Estate Investing, Private Mezzanine Investing, and Liquid Alternative Asset Investing.


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Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in Sirius Satellite Radio Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, filed under the company's former name, CD Radio Inc. Among the key factors that have a direct bearing on Sirius Satellite Radio's results of operations are the potential risk of delay in implementing Sirius Satellite Radio's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; dependence on Lucent Technologies; risk of launch failure; unproven market and unproven applications of existing technology; unavailability of Sirius Satellite Radio receivers; and Sirius Satellite Radio's need for additional financing.

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FOR MORE INFORMATION:

Jesse Stone 212-453-2340
Valerie Cashour 212-453-2239

Chinh E. Chu 212-583-5872
Senior Managing Director, The Blackstone Group